ENGAGEMENT LETTER for CONSULTING SERVICES

Mint Leasing and related subsidiaries
323 N Loop W
Houston, TX. 77008

This letter is to confirm our understanding of the terms and objectives of our engagement and the nature and limitations of the services provided by Navigator Corporate Advisors (NCA).

Preparation of 2015 10K

NCA will provide all services for the responsibilities for preparing Mint Leasing, Inc. 10K filing with the SEC which includes, but not limited to, the following areas of responsibility:

- All responsibilities for 2015 10K SEC filings
    - Financial Statements
    - Supporting notes to the financial statements
    - Support in writing 10K for sections related to the financial statements
    - Preparation and support for the auditors
    - Review of the company's financial condition
- Internal Controls

In order for NCA to complete this engagement timely I will require information provided by Jerry Parish. Our timing is completely dependent on availability of information. If at any time we are not receiving information to complete this project timely I will notify you immediately. If the situation persists I will notify you in writing.

Our fees for this engagement are not contingent on the results of our services. Rather, our fees for this engagement are the following:

$10,000 due at signing

It is also noted that this fee is taking into account the condition of the company and is fixed for through the reporting of the 10K. After that time the contract can be re-negotiated based on time put in on this project.

In addition, you agree to reimburse NCA for any of our out-of-pocket costs incurred in connection with the performance of our services, including but not limited to all travel related cost for the engagement. For all out-of-pocket cost will be approved by Jerry Parish prior to being incurred.

In connection with this engagement, we may communicate with you or others via email transmission. As emails can be intercepted and read, disclosed, or otherwise used or

communicated by an unintended third party, or may not be delivered to each of the parties to whom they are directed and only to such parties, we cannot guarantee or warrant that emails from us will be properly delivered and read only by the addressee. Therefore, we specifically disclaim and waive any liability or responsibility whatsoever for interception or unintentional disclosure of emails transmitted by us in connection with the performance of this engagement. In that regard, you agree that we shall have no liability for any loss or damage to any person or entity resulting from the use of email transmissions, including any consequential, incidental, direct, indirect, or special damages, such as loss of revenues or anticipated profits, or disclosure or communication of confidential or proprietary information.

This engagement letter is contractual in nature, and includes all of the relevant terms that will govern the engagement for which it has been prepared. The terms of this letter supersede any prior oral or written representations or commitments by or between the parties. Any material changes or additions to the terms set forth in this letter will only become effective if evidenced by a written amendment to this letter, signed by all of the parties. If you would like us to provide you with any other services not specifically outlined in this engagement letter, make a request to me. If we agree to provide the requested additional services, we will create a separate engagement letter specifically addressing the same, and that engagement letter, upon your signature, will govern our provision of those additional services.

If, after full consideration and consultation with counsel if so desired, you agree that the foregoing terms shall govern this engagement, please sign the copy of this letter in the space provided and return the original signed letter to me, keeping a fully-executed copy for your records.

Sincerely,

Todd A. Bartlett
Managing Member – Navigator Corporate Advisors

ACCEPTED AND AGREED:

By: Jerry Paris
Its: President

4/11/2016
Date